Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form F-1 No. 333-290132) and related Prospectus of Zhibao Technology Inc. for the registration of up to 14,985,883 Class A Ordinary Shares.

(2) Registration Statement (Form F-1 No. 333-286140) and related Prospectus of Zhibao Technology Inc. for the registration of up to 8,865,249 Class A Ordinary Shares issuable upon conversion of a senior secured convertible promissory note and up to 686,677 Class A Ordinary Shares issuable upon exercise of warrants.

(3) Registration Statement (Form F-1 No. 333-282423) and related Prospectus of Zhibao Technology Inc. for the registration of up to 3,282,563 Class A Ordinary Shares issuable upon conversion of a senior secured convertible promissory note, up to 154,050 Class A Ordinary Shares issuable upon exercise of warrants and up to 984,769 Class A Ordinary Shares issuable upon exercise of a pre-funded warrant of our report dated January 9, 2026, with respect to the consolidated balance sheets of Zhibao Technology Inc. as of June 30, 2024 and 2025 and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity and cash flows of Zhibao Technology Inc. for each of the three years in the period ended June 30, 2025 included in this Annual Report (Form 20-F) of Zhibao Technology Inc. for the year ended June 30, 2025.

HYYH CPA. LLC

Baltimore, Maryland

January 9, 2026